Exhibit 14.1

Xēdar Corporation

CODE OF ETHICS FOR SENIOR OFFICERS

EFFECTIVE AS OF February 9, 2007.

This Code Ethics for Senior Officers (the “Code of Ethics”) applies to all senior officers (collectively, “Covered Persons”) of Xēdar Corporation ( the “Company”). This Code of Ethics is being adopted to deter wrongdoing and to promote:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii)
avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the Code of Ethics of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(iii)
full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

(iv)	compliance with all applicable governmental laws, rules and regulations;

(v)	the prompt internal reporting of Code of Ethics violations to an appropriate person or persons identified in the Code of Ethics; and

(vi)	accountability for adherence to the Code of Ethics.

This Code of Ethics does not summarize all laws, rules and regulations applicable to the Company and its directors, officers and employees. As noted above, the Company is required to monitor and audit the effectiveness of this Code of Ethics. If you have any questions regarding this Code of Ethics, please consult with the Company’s Audit Committee. You are also encouraged to bring any matter to the Board of Directors, or any individual member thereof, anonymously, confidentially or otherwise.

1.	Each Covered Person must avoid any transaction or arrangement that would create a conflict of interest or the appearance of a conflict of interest between personal and professional relationships.

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All Covered Persons should be scrupulous in avoiding a conflict of interest or the appearance of a conflict of interest with regard to the Company’s interests. A conflict of interest exists whenever an individual’s private interest interferes or conflicts in any way, or appears to interfere or conflict, with the interests of the Company. A conflict of interest can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a Covered Person, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. A conflict of interest can also arise when a family member is involved in a transaction or arrangement that in any way casts doubt upon the Covered Person’s independence. A “family member” includes a Covered Person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers-in-law, and anyone (other than an employee of the Company) who shares the Covered Person’s home. Loans to or guarantees of obligations of, Covered Persons and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers of public reporting companies.

Conflicts of interest are prohibited as a matter of Company policy, except with the express written approval of or under guidelines approved by the Board of Directors or an authorized committee of the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Company’s Audit Committee. Any Covered Person who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code of Ethics.

2.	Covered Persons may only accept items of nominal value as gifts from the Company or any individual or entity that is involved or seeks to become involved in a business relationship with the Company.

Neither you nor any member of your family may solicit or accept from a supplier or client money or a gift that could influence or could reasonably give the appearance of influencing the Company’s business relationship with that supplier or client. Business gifts to Covered Persons must be inexpensive, unsolicited and not given with the objective of influencing the Covered Person’s judgment. It is acceptable for a Covered Person to accept modest meals or other inexpensive forms of entertainment from individuals or entities that are involved or seek to become involved in a business relationship with the Company as long as these items are not provided in order to influence the Covered Person’s business judgment or decision. Under no circumstances is a covered Person permitted to accept payments, loans, kickbacks, bribes, special privileges or services from anyone. If there are any questions or borderline issues, Covered Persons should discuss them with the Company’s Audit Committee.

3.	Relationships with Government Employees

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Acceptable practices in the commercial business environment, such as providing education, transportation, meals, entertainment or other things of value, may be entirely unacceptable, and may even violate certain federal, state, local or foreign laws and regulations, when we are dealing with government employees or those who act on the government’s behalf. Therefore, you must be aware of, and adhere to, the relevant laws and regulations governing relations between government employees and clients and suppliers in every country where you conduct business.

You must not give a gift to an official or an employee of a governmental entity if doing so could reasonably be construed as having any connection with the Company’s business relationship.

4.	All Covered Persons are responsible for maintaining accurate financial records for the Company.

Covered Persons must closely adhere to the following accounting guidelines:

(i)	All assets, liabilities and transactions of the Company should be accurately recorded in accordance with the Company’s record keeping procedures and generally accepted accounting principles;

(ii)
No false or misleading entries are permitted to be knowingly made or caused to be made in the Company’s record books, even if such entries would not be material to the Company or its operations as a whole; and

(iii)	Any entries that are inaccurate, false or irregular should be promptly reported to the Audit Committee for an immediate corrective action.

5.	Covered Persons must recognize that confidential information is an asset of the Company, and must refrain from using inside information to their personal advantage.

Covered Persons must maintain the confidentiality of information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed. Covered Persons must refrain from discussing the Company’s confidential information in public areas, such as in airplanes and restaurants and at public pay phones, and in non-private Company areas, such as the fitness center and elevators. Employees must be particularly careful not to transfer outside the Company any confidential information to any media representatives. All inquiries should be referred to the Audit Committee.

Covered Persons are prohibited from engaging in insider trading transactions. At its core, the prohibition against insider trading focuses on the buying, selling or trading in securities using non-public information. The prohibition applies to securities of the

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Company as well as to securities of customers and suppliers of the Company, or any entity with which the Company has a business relationship. In addition to refraining from using inside information in making their own investment decisions, Covered Persons should also avoid discussing the inside information with friends or family members (whether at home or in the public) or mailing or faxing inside information to outside sources unless appropriate confidentiality agreements are in place to ensure that material, non-public information is not used improperly.

6.	The conduct of Covered Persons should be governed by the highest standards of integrity and fairness.

Covered Persons should avoid those situations in which outside personal interests conflict with the Company’s business. These situations include, but are not limited to, the following:

(i)
Ownership by a Covered Person, or a member of his or her immediate family, of a material financial interest in any outside enterprise that is involved or seeks to become involved in a business relationship with the Company;

(ii)	Ownership by a Covered Person, or a member of his or her immediate family, of a material financial interest in any outside enterprise that competes for business with the Company;

(iii)
Outside employment of a Covered Person, or a member of his or her immediate family, whether as a consultant, director, officer, employee or independent contractor, with an entity that is involved or seeks to become involved in a business relationship with the Company; or

(iv)
Appointment of a Covered Person, or a member of his or her immediate family, to a public office, board or commission that may create an appearance of a conflict of interest between the goals and purposes of that organization and the Company’s business. Such appointment would include a “public service” organization or a not-for-profit organization.

7.	Covered Persons must protect and properly use the Company’s assets.

Covered Persons should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. No Company assets shall be diverted from legitimate business purposes. Incidental personal use of the Company’s electronic mail and telephone systems is not prohibited under this policy. However, personal messages on the Company’s computer and telephone systems are Company property. Covered Persons, therefore, should have no expectation of personal privacy in connection with the use of these resources.

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8.	Covered Persons must not take for themselves opportunities that they discover while working for the Company, or use corporate information for personal gain.

Covered Persons should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. Covered Persons must not (i) take personal advantage of a situation or knowledge acquired through the use of his or her position, if the situation or knowledge could be used for the Company’s benefit; (ii) use his or her position or Company information for personal gain; or (iii) compete with the Company. Covered Persons owe a duty to the Company to advance the Company’s interests whenever the opportunity arises.

9.
In preparing periodic reports that are to be filed with the Securities and Exchange Commission and other public communications, Covered Persons should take all steps necessary to ensure full, fair, accurate, timely and complete disclosure.

Federal securities laws require the Company to file various periodic reports with the Securities and Exchange Commission. Covered persons are to exercise the highest standard of care in preparing such reports and documents and other public communications. It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all required periodic reports and in all other public communications made by the Company. Failure to correct an error or omission of a mistake is considered inappropriate and will be subject to applicable laws and Company disciplinary procedures for providing incorrect or misleading information.

10.	Covered Persons must comply with all laws and regulations that apply to the Company’s business.

All Covered Persons should understand those laws that apply to them in the performance of their duties and ensure that their decisions and actions are conducted in conformity with those laws. Any violation of the applicable laws can subject the Company or the implicated Covered person to liability. Any inquiries relating to compliance with applicable laws and regulations should be directed to the Company’s Audit Committee. Additionally, Covered Persons should respect the rights and property of others, including competitors, including intangible items such as patents, copyrights, and proprietary information.

11.	Covered Persons must report illegal or unethical behavior.

Covered Persons are encourage to talk to their immediate supervisor, the Chief Executive Officer or a Board Member or about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Covered Persons who are concerned that violations of this Code of Ethics or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should

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contact their immediate supervisor, the Chief Executive Officer or a Board Member. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the Company’s Audit Committee or Board of Directors. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.
12.       The Company will not permit retaliation against Covered Persons.

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code of Ethics or other illegal or unethical conduct.

13.       Enforcement of this Code of Ethics.

The Board of Directors shall determine appropriate actions to be taken in the event of violations of this Code of Ethics. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics. In determining what action is appropriate in a particular case, the Board of Directors shall take into account all relevant information, including the nature and severity of the violation, whether the violation appears to have been intentional or inadvertent, and whether the individual in question had been advised as to the proper course of action prior to the violation.

14.       Amendments, modifications and waivers.

This Code of Ethics may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder, and the rules of any applicable national stock exchange.

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ACKNOWLEDGEMENT FORM

I have received and read the Code of Ethics, and I understand its contents. I agree to comply fully with the standards, policies, and procedures contained in the Code of Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report to the Audit Committee or the Board of Directors, or any member thereof, any suspected violations of the Code of Ethics of which I am aware. I certify that, except as previously fully disclosed in accordance with the terms of the Code of Ethics, I have not engaged in any transactions or activities that would constitute an actual or apparent conflict with the interests of the Company. I further certify that, except as noted below, I am otherwise, and will continue to conduct myself, in full compliance with the Code of Ethics and any related policies and procedures:

Signature ___________________________

Printed Name ________________________

Date _______________________________

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